Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CryoCor, Inc. 2000 Stock Option Plan, 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Plan, and 2005 Employee Stock Purchase Plan of our report dated March 7, 2005 (except for Note 5 “Changes in Capitalization”, as to which the date is April 26, 2005), with respect to the consolidated financial statements and schedule of CryoCor, Inc., included in its Amendment No. 6 to the Registration Statement (Form S-1 No. 333-123841) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

July 11, 2005